Exhibit 99.1
FOR IMMEDIATE RELEASE
DR. PAUL CRAIG ROBERTS TO RETIRE FROM A. SCHULMAN
BOARD OF DIRECTORS
AKRON, Ohio — November 7, 2006 — A. Schulman Inc. (Nasdaq: SHLM) announced today that Dr. Paul Craig Roberts will retire from the Company’s Board of Directors, effective on the date of A. Schulman’s 2006 Annual Meeting of Stockholders, to be held on December 7, 2006.
Beginning January 1, 2007, through December 31, 2008, Dr. Roberts will serve as a consultant to the Company to provide advice concerning economic and financial conditions in North America, Europe and China.
Dr. Roberts, 67, is the longest serving independent director of A. Schulman, having served since 1992. He is Chairman of The Institute for Political Economy and a syndicated columnist.
Terry L. Haines, President and Chief Executive Officer of the Company, said, “We thank Dr. Roberts for his many years of service on A. Schulman’s Board of Directors, and we look forward to his continuing counsel on global economic issues.”
About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 15 manufacturing facilities in North America and Europe (including Asia). Revenues for the fiscal year ended August 31, 2006, were approximately $1.6 billion. Additional information about A. Schulman can be found on the Web at www.aschulman.com.